Exhibit 15.4

P.O. Box 8634
Mt Pleasant
Mackay Qld 4740
Ph:	(07) 4951 1166
Fax:	(07) 4951 3935
Mobile:	0412 647 630
E-mail:	mark@mbmining.com.au
To the Board of Directors of
Vale S.A. (“Vale”)
Ladies and Gentlemen:
MB Mining Consultants hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2009 (the “2009 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2009 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333- 162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).
Regards,
Mark Bowater
Director
MB Mining Consultants Pty Ltd
April, 2010